Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer (770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2004 FIRST QUARTER RESULTS

Atlanta, Georgia (November 10, 2003) – SunLink Health Systems, Inc. (AMEX: SSY) today announced a net loss of $1,090,000 or $0.22 per share for the quarter ended September 30, 2003, compared to net earnings of $435,000 or $0.08 per fully diluted share for the quarter ended September 30, 2002. SunLink reported a loss from continuing operations for its first fiscal quarter ended September 30, 2003 of $1,075,000 or $0.21 per share compared to earnings of $450,000 or $0.08 per fully diluted share for the quarter ended September 30, 2002.

The Company had an operating loss for the quarter ended September 30, 2003 of $34,000 compared to an operating profit for the quarter ended September 30, 2002 of $1,275,000. The operating loss for the current year resulted from higher labor costs, increased insurance and physician guarantee expenses and higher provision for bad debts in the current year. The Company’s new hospital in Jasper, Georgia, which opened in May 2003, was the main contributor to the lower current year results, although each of the Company’s six hospitals performed below their year-ago level.

Consolidated net revenues for the three months ended September 30, 2003 and 2002 were $26,517,000 and $23,801,000, respectively, an increase of 11.4% in the current year’s quarter. The increased net revenues resulted from a 19.3% increase in admissions, and an 11.0% increase in equivalent admissions. Surgeries and net revenue per equivalent admission were flat in the current year quarter. Over the past 32 months, since the Company acquired its current six hospitals, it has added 42 net additional physicians to the medical staffs of its facilities (including 12 additional physicians in the most recent completed quarter) who contributed much of the increased volume.

Operating expenses increased 17.9% for the quarter ended September 30, 2003 from the comparable period of the prior year, to $26,551,000 from $22,526,000. Salaries, wages and benefits increased $1,826,000 or 16.8% due to the increased patient volume, higher employee health claim expenses and staffing inefficiencies due to the increased patient volume. Provision for bad debts increased to 13.0% of net revenues for the quarter ended September 30, 2003 compared to 11.7% for the same period last year due to higher self-pay revenues and decreased collection percentages for self-pay revenues. Physician guarantee expense increased $196,000 or 35.3% in the current year’s quarter due to increased physician recruiting and insurance expense increased $194,000 or 49.3% in the current year quarter. Depreciation expense was $641,000 for the quarter ended September 30, 2003 compared to $356,000 for the same period last year. The Company opened the new Mountainside Medical Center in May 2003 costing approximately $16,000,000 which is the primary cause of the increased depreciation expense.

On October 3, 2003, SunLink completed the previously announced merger with HealthMont, Inc. Upon consummation of the merger, SunLink acquired two community hospitals: Memorial Hospital of Adel, a 60-bed acute-care facility in Adel, Georgia, which includes a 95-bed nursing home, and Callaway Community Hospital, a 49-bed acute-care hospital in Fulton, Missouri.

SunLink Health Systems, Inc. currently operates eight community hospitals and related businesses in the southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves.

The Company will conduct a conference call on Wednesday, November 12, 2003 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 800-391-9281. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-800-839-6713 and entering passcode 5955480 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003.

(continued)

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2004 FIRST QUARTER RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,
	2003	2002
Net Revenues	$26,517	$23,801
Cost of Patient Service Revenues:
Salaries, wages and benefits	12,699	10,873
Provision for bad debts	3,446	2,790
Supplies	3,159	2,721
Purchased services	2,118	1,896
Other operating expenses	3,842	3,333
Rents and leases	646	557
Depreciation and amortization	641	356

Operating Profit (Loss)	(34)	1,275
Interest Income (Expense)—net	(1,012)	(733)

Earnings (Loss) from Continuing Operations
Before Income Taxes	(1,046)	542
Income Tax Expense	29	92

Earnings (Loss) from Continuing Operations	(1,075)	450
Loss from Discontinued Operations	(15)	(15)

Net Earnings (Loss)	$(1,090)	$435

Earnings (Loss) Per Share from Continuing Operations:
Basic	$(0.21)	$0.09

Diluted	$(0.21)	$0.08

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.00)	$(0.00)

Diluted	$(0.00)	$(0.00)

Net Earnings Per Share:
Basic	$(0.22)	$0.09

Diluted	$(0.22)	$0.08

Weighted Average Common Shares Outstanding:
Basic	5,045	4,998

Diluted	5,045	5,339

SUMMARY BALANCE SHEETS

	September 30, 2003	June 30, 2003
ASSETS
Cash	$1,128	$1,773
Other Current Assets	15,999	15,853
Property Plant and Equipment, net	39,659	39,668
Long-term Assets	2,925	2,159

	$59,711	$59,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$23,452	$23,840
Long-term Debt and Other Noncurrent Liabilities	30,838	29,140
Shareholders’ Equity	5,421	6,473

	$59,711	$59,453